Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-101027 and No. 333-101029 on Form S-3, No 333-138238 on Form S-4, and Nos. 33-28593, 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135, 333-110136, 333-124483, 333-127112, and 333-133731 on Form S-8 of Olin Corporation of our reports dated March 14, 2007, relating to the financial statements and financial statement schedules of Pioneer Companies, Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting, incorporated by reference in Current Report on Form 8-K/A of Olin Corporation dated November 1, 2007.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas
November 1, 2007